Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

between

KRAFT FOODS INC.

and

KRAFT FOODS GROUP, INC.

Dated as of             , 2012

ii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of             , 2012 (this “Agreement”), between Kraft Foods Inc., a Virginia corporation (“Kraft Foods Inc.” or “SnackCo”), and Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”).

RECITALS

A. Kraft Foods Inc., acting through itself and its direct and indirect Subsidiaries, currently conducts the GroceryCo Business and the SnackCo Business.

B. The Kraft Foods Board has determined that it is appropriate, desirable and in the best interests of Kraft Foods Inc. and its shareholders to separate Kraft Foods Inc. into two publicly traded companies: (a) GroceryCo, which following the Distribution will own and conduct, directly and indirectly, the GroceryCo Business; and (b) SnackCo, which following the Distribution will own and conduct, directly and indirectly, the SnackCo Business.

C. On the Distribution Date and subject to the terms and conditions of this Agreement, Kraft Foods Inc. shall distribute to the Record Holders, on a pro rata basis, all the outstanding shares of common stock, no par value, of GroceryCo (“GroceryCo Common Stock”) then owned by Kraft Foods Inc. (the “Distribution”).

D. The Distribution is intended to qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page

Action	3
Affiliate	3
Agent	3
Agreement	1
Allocation Committee	3
Ancillary Agreements	4

Table of Definitions (cont.)

Definition	Page

Business Day	6
Business Liability Claim Deductible	6
Canadian Tax Act	30
Canadian Transfer Agreement	7
CERCLA	49
Code	1
Consents	7
Consultant	34
Contribution and Internal Distribution	7
Covered Business	7
Covered GroceryCo Employee	7
Covered SnackCo Employee	7
Covered Trademark License	7
CRA	30
Credit Support Instruments	7
D&O Policies	40
DES	7
DES Liability	7
Determination Request	33
Dispute	53
Dispute Notice	54
Distribution	1
Distribution Date	8
Distribution Ratio	8
Employee Matters Agreement	8
Environmental Laws	8
Environmental Liabilities	8
ERISA Action	17
Evaluation Period	38
Exchange Act	8
Exclusive Negotiation Period	38
Finally Determined	8
Form 10	9
GAAP	9
Governmental Approvals	9
Governmental Authority	9
GroceryCo	1
GroceryCo Action	9
GroceryCo Assets	9
GroceryCo Balance Sheet	10
GroceryCo Business	10
GroceryCo Canada	11
GroceryCo Common Stock	1
GroceryCo Credit Support Instruments	27

Definition	Page

GroceryCo Entities	11
GroceryCo Group	11
GroceryCo Indemnified Parties	44
GroceryCo Liabilities	11
GroceryCo Portion	35
GroceryCo Products	13
GroceryCo Receivables	36
Group	13
Hazardous Substances	13
ICDR	54
Inadequacy Notice	38
Indemnified Party	44
Indemnifying Party	44
Indemnity Payment	48
Information	13
Information Statement	13
Insurance Proceeds	13
Intercompany Agreements	13
Internal Reorganization	14
IP Agreement (Non-Trademark)	14
IP Agreement (Trademark)	14
IRS	29
Known Environmental Liabilities	14
Kraft Foods 10-Q	10
Kraft Foods Board	14
Kraft Foods Common Stock	14
Kraft Foods Inc.	1
Kraft Foods Shareholders	14
Law	14
Liabilities	14
Litigation Matters	52
Litigation Matters Memorandum	15
Managing Party	33
Misdirected GroceryCo Deductions	36
Misdirected GroceryCo Payments	36
Misdirected Invoice	37
Misdirected SnackCo Deductions	36
Misdirected SnackCo Payments	36
NASDAQ	15
Negotiation Notice	38
Non-Managing Party	15
Offer Letter	38
Other Excluded SnackCo Businesses	19
Person	15

Table of Definitions (cont.)

Definition	Page

Predecessor	15
Privileged Information	52
Products Action	15
Record Date	15
Record Holders	15
Refreshment Beverages Products	15
Remedial Action	15
Representatives	35
Retained Information	51
ROFO Notice	38
ROFO Offeror	16
Sale Transaction	16
SEC	16
Security Interest	16
Selling Party	38
Separation	16
Served Business	16
Shared Contract	17
Shared Insurance Liabilities	17
Shared Liability	17
SKUs	10
SnackCo	1
SnackCo Action	18

Definition	Page

SnackCo Assets	18
SnackCo Balance Sheet	19
SnackCo Business	19
SnackCo Canada	19
SnackCo Credit Support Instruments	27
SnackCo Entities	20
SnackCo Group	20
SnackCo Indemnified Parties	43
SnackCo Liabilities	20
SnackCo Portion	35
SnackCo Receivables	36
Subsidiary	21
Supply Agreement	22
Tax	22
Tax Advisor	22
Tax Sharing Agreement	22
Third Party	45
Third-Party Claim	45
Transition Services Agreements	22
Unclaimed Property Audit	17
Unknown Environmental Liabilities	22
Warehouse Agreement	22
Workers’ Compensation Liability	22

Section 1.2 Certain Defined Terms. For the purposes of this Agreement:

“Action” means any claim, demand, action, suit, countersuit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any United States or non-United States federal, state, provincial, territorial, local or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement and the Ancillary Agreements (except as otherwise provided in any such Ancillary Agreement), none of the SnackCo Entities shall be deemed to be an Affiliate of any GroceryCo Entity and none of the GroceryCo Entities shall be deemed to be an Affiliate of any SnackCo Entity. As used in this definition of “Affiliate,” “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means Wells Fargo Shareowner Services.

“Allocation Committee” means a committee composed of one representative designated from time to time by each of GroceryCo and SnackCo that shall be established in accordance with Section 4.2.

“Ancillary Agreements” means the Canadian Transfer Agreement, the Employee Matters Agreement, the IP Agreement (Non-Trademark), the IP Agreement (Trademark), the R&D Agreement, the Supply Agreement, the Tax Sharing Agreement, the Transition Services Agreements, the Warehouse Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including the Internal Reorganization.

“Applicable GroceryCo Proportion” means:

(a) with respect to any Shared Liability other than any Shared Liability relating to any ERISA Action or the Unclaimed Property Audit, 33 1/3%;

(b) with respect to any Shared Liability relating to any ERISA Action, the percentage obtained by dividing (i) the number of GroceryCo Employees or Former GroceryCo Employees (in each case as defined in the Employee Matters Agreement) who are active or vested inactive participants in the applicable Split Plan (as defined in the Employee Matters Agreement) as of the Distribution by (ii) the number of GroceryCo Employees, Former GroceryCo Employees, SnackCo Employees and Former SnackCo Employees (in each case as defined in the Employee Matters Agreement) who are active or vested inactive participants in the applicable Split Plan as of the Distribution; and

(c) with respect to the Unclaimed Property Audit, 50%.

“Applicable Proportion” means (a) as to GroceryCo, the Applicable GroceryCo Proportion, and (b) as to SnackCo, the Applicable SnackCo Proportion.

“Applicable SnackCo Proportion” means:

(a) with respect to any Shared Liability other than any Shared Liability relating to any ERISA Action or the Unclaimed Property Audit, 66 2/3%;

(b) with respect to any Shared Liability relating to any ERISA Action, the percentage obtained by dividing (i) the number of SnackCo Employees or Former SnackCo Employees (in each case as defined in the Employee Matters Agreement) who are active or vested inactive participants in the applicable Split Plan (as defined in the Employee Matters Agreement) as of the Distribution by (ii) the number of GroceryCo Employees, Former GroceryCo Employees, SnackCo Employees and Former SnackCo Employees (in each case as defined in the Employee Matters Agreement) who are active or vested inactive participants in the applicable Split Plan as of the Distribution; and

(c) with respect to the Unclaimed Property Audit, 50%.

“Asbestos Liability” means any Liability arising out of or attributable to actual or alleged personal injuries asserted by a Person resulting from the existence, operation, maintenance, removal or disposal of any asbestos-containing materials present at any real property formerly owned, leased or occupied by any member of either Group (or any of their respective Predecessors) during the period of ownership, lease or occupancy by any member of either Group (or any of their respective Predecessors) prior to the Distribution, to the extent that a workers’ compensation program does not apply to such Person’s injuries.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible, corporeal, incorporeal or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, supplies, raw materials, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements and rights-of-way, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

(e) all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, recipes, formulas, know-how, domain names, social media accounts and addresses, inventions, other proprietary information and licenses from Third Parties granting the right to use any of the foregoing;

(j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(q) copies of all documentation related to insurance policies; and

(r) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Business” means the GroceryCo Business or the SnackCo Business, as the context requires.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Business Liability Claim Deductible” means any deductible, self-insured retention, or retrospective premium where there is coverage, or where Kraft Foods Inc. and its Subsidiaries and its and their respective Predecessors typically have had coverage under the policies existing prior to the Distribution under a commercial general liability, employee benefits liability, employment practices liability, crime coverage, automobile liability, errors and omissions, products, completed operations or similar policy for any Liabilities (other than cleanup/remediation of asbestos or Environmental Liabilities), whether such Liabilities are known or unknown as of the Distribution, and which Liabilities remain unpaid as of the Distribution.

“Canadian Transfer Agreement” means the Canadian Asset Transfer Agreement, to be dated on or prior to the Distribution Date, between GroceryCo Canada and SnackCo Canada, as may be amended or modified from time to time.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Contribution and Internal Distribution” means all of the transactions described in Step 2 of Section I, Step 2 of Section J, and Step 1 of Section K of the document entitled “Detailed Transaction Steps” delivered by Kraft Foods Inc. to GroceryCo.

“Covered Business” means any businesses and operations conducted by any one or more members of either Group or other assets of one or more of the members of either Group, in each case, that include a Reserved Business. “Covered Business” also includes any ownership interest or license or other rights with respect to any of the material trademarks, patents and other intellectual property used in, or relating to, any Reserved Business as of the Distribution, including any material patent that has claims that cover any products that are or would be competitive with any products of such Reserved Business.

“Covered GroceryCo Employee” means any employee of any member of the GroceryCo Group (a) in the “I-band” or above as of the Distribution or (b) listed on Schedule 1.2(1).

“Covered SnackCo Employee” means any employee of any member of the SnackCo Group (a) in the “I-band” or above as of the Distribution or (b) listed on Schedule 1.2(2).

“Covered Trademark License” means:

(a) with respect to the GroceryCo Group, any of the licenses granted by SnackCo IPCo to GroceryCo IPCo (each as defined in the IP Agreement (Trademark)) under the IP Agreement (Trademark) that are perpetual or have a duration of ten years, which licenses are described on Schedule 1.2(3); and

(b) with respect to the SnackCo Group, any of the licenses granted by GroceryCo IPCo to SnackCo IPCo under the IP Agreement (Trademark) that are perpetual or have a duration of ten years, which licenses are described on Schedule 1.2(4).

“Credit Support Instruments” means surety bonds, covenants, indemnities, undertakings, letters of credit or similar assurances or other credit support.

“DES” means diethylstilbestrol.

“DES Liability” means any Liability arising out of or attributable to the actual or alleged exposure of any Person to DES as a result of the manufacture, sale or distribution by any member of either Group (or any of their respective Predecessors) on or prior to the Distribution of any product containing DES.

“Distribution Date” means the date, determined by the Kraft Foods Board, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of GroceryCo Common Stock to be distributed in respect of each share of Kraft Foods Common Stock in the Distribution, which ratio shall be determined by the Kraft Foods Board prior to the Record Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, between GroceryCo and SnackCo, as may be amended or modified from time to time.

“Environmental Laws” means all Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, that (a) relate to pollution, protection of the environment or human exposure to Hazardous Substances, (b) classify, list, designate or define any waste, chemical, substance or material as a Hazardous Substance or (c) call for the remediation of or require reporting with respect to Hazardous Substances or regulate the use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control or cleanup of Hazardous Substances or materials containing Hazardous Substances, in each case enacted on the date of this Agreement (regardless of whether the compliance date relating thereto is before or after the Distribution).

“Environmental Liabilities” means any Liabilities, arising out of or resulting from any Environmental Law, contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (c) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen; provided, however, that “Environmental Liabilities” shall not include DES Liabilities or any Liabilities related to the actual or alleged exposure of any Person to asbestos or asbestos-containing materials, in each case, on or prior to the Distribution, including Asbestos Liabilities and any related Workers’ Compensation Liabilities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Finally Determined” means, with respect to any Action or threatened Action, that the outcome or resolution of that Action or threatened Action has either (a) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (b) been settled or voluntarily dismissed and, in the case of each of clauses (a) and (b), the claimants’ rights to maintain that Action or threatened Action have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Form 10” means the registration statement on Form 10 filed by GroceryCo with the SEC to effect the registration of GroceryCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state, provincial, territorial, local, tribal or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“GroceryCo Action” has the meaning set forth in the Litigation Matters Memorandum.

“GroceryCo Assets” means:

(a) the Assets listed or described on Schedule 1.2(5) (which for the avoidance of doubt is not a comprehensive listing of all GroceryCo Assets and is not intended to limit the other clauses of this definition of “GroceryCo Assets”) and all other Assets that are expressly provided in this Agreement or any Ancillary Agreement as Assets to be transferred to or retained by any member of the GroceryCo Group;

(b) all interests in the capital stock of, or any other equity interests in, the members of the GroceryCo Group (other than GroceryCo), and the capital stock and other equity, partnership, membership, joint venture and similar interests set on Schedule 1.2(6);

(c) all Assets reflected as assets of the members of the GroceryCo Group on the GroceryCo Balance Sheet and any Assets acquired by or for any member of the GroceryCo Group subsequent to the date of the GroceryCo Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the GroceryCo Balance Sheet if prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the GroceryCo Balance Sheet;

(d) all approvals, registrations, permits or authorizations issued by any Governmental Authority that relate exclusively to the GroceryCo Business or the GroceryCo Assets and are held in the name of any member of the SnackCo Group;

(e) all Assets owned or held immediately prior to the Distribution by Kraft Foods Inc. or any of its Subsidiaries that primarily relate to or are primarily used in the GroceryCo Business (the intention of this clause (e) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a GroceryCo Asset; no Asset shall be a GroceryCo Asset solely as a result of this clause (e) unless a claim with respect thereto is made by GroceryCo on or prior to the date that is 18 months after the Distribution); and

(f) all recoveries or other Assets (net of any expenses) received by any member of either Group with respect to any GroceryCo Action.

Notwithstanding the foregoing, the GroceryCo Assets shall not include any Assets governed by the Tax Sharing Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a GroceryCo Asset, any item explicitly included in clause (a), (b) or (f) of the definition of “SnackCo Assets” shall take priority over any of clauses (c) through (e) of this definition of “GroceryCo Assets” and clause (e) of the definition of “SnackCo Assets” shall take priority over clause (c) of this definition of “GroceryCo Assets.”

“GroceryCo Balance Sheet” means the unaudited pro forma combined balance sheet of GroceryCo, including the notes thereto, as of June 30, 2012, included in the Information Statement.

“GroceryCo Business” means:

(a) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution comprising what is referred to in Kraft Foods Inc.’s Quarterly Report on Form 10-Q for the six months ended June 30, 2012 (the “Kraft Foods

10-Q”) as the U.S. Beverages, U.S. Cheese, U.S. Convenient Meals and U.S. Grocery segments, including the production, distribution, manufacture, marketing, packaging and sale of products under the stock keeping units (“SKUs”) listed on Schedule 1.2(7), as applicable (other than any SKUs of the SnackCo Group that may be inadvertently listed on such Schedule);

(b) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution relating to the production, distribution, manufacture, marketing, packaging and sale of products included in the GroceryCo Business under clause (a) above or under one of the brands listed on Schedule 1.2(8), in each case through what is referred to in the Kraft Foods 10-Q as the Kraft Foods Canada & N.A. Foodservice segment, including the SKUs listed on Schedule 1.2(7), as applicable (other than any SKUs of the SnackCo Group that may be inadvertently listed on such Schedule);

(c) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution in the Caribbean and Puerto Rico relating to the production, distribution, manufacture, marketing, packaging and sale of products included in the GroceryCo Business under clause (a) or (b) above (other than Refreshment Beverages Products), including the SKUs listed on Schedule 1.2(7), as applicable (other than any SKUs of the SnackCo Group that may be inadvertently listed on such Schedule);

(d) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution relating to the production, distribution, manufacture, marketing, packaging and sale of products included in the GroceryCo Business under clause (a) or (b) above (other than Refreshment Beverages Products and products sold under the brands listed on Schedule 1.2(9)) that are sold in any geographic region other than the United States, Canada, the Caribbean or Puerto Rico as an export from the United States or Canada to Third Parties through the export group of Kraft Foods Inc., including the SKUs listed on Schedule 1.2(7), as applicable (other than any SKUs of the SnackCo Group that (i) may be inadvertently listed on such Schedule or (ii) relate to Refreshment Beverages Products and products sold under the brands listed on Schedule 1.2(9));

(e) the Other Excluded SnackCo Businesses; and

(f) any other businesses or operations conducted primarily through the use of the GroceryCo Assets.

For the avoidance of doubt, this definition of “GroceryCo Business” shall not be construed to transfer to any member of either Group any trademark or other intellectual property governed by the IP Agreement (Trademark) or the IP Agreement (Non-Trademark).

“GroceryCo Canada” means Kraft Canada Inc., a corporation incorporated under the laws of Canada.

“GroceryCo Entities” means the members of the GroceryCo Group.

“GroceryCo Group” means GroceryCo and each Person that will be a direct or indirect Subsidiary of GroceryCo immediately prior to the Distribution (but after giving effect to the Internal Reorganization), including the entities listed on Schedule 1.2(10), and each Person that is or becomes a member of the GroceryCo Group after the Distribution, including in all circumstances any Person that is or was merged into GroceryCo or any such direct or indirect Subsidiary.

“GroceryCo Liabilities” means:

(a) the Liabilities listed or described on Schedule 1.2(11) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by any member of the GroceryCo Group, and all obligations and Liabilities of any member of the GroceryCo Group under this Agreement or any of the Ancillary Agreements;

(b) all Liabilities relating to, arising out of or resulting from the indebtedness of Kraft Foods Inc. and its Subsidiaries listed on Schedule 1.2(12) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(c) all Liabilities reflected as liabilities or obligations on the GroceryCo Balance Sheet, and all Liabilities arising or assumed after the date of the GroceryCo Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the GroceryCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the GroceryCo Balance Sheet;

(d) all Liabilities relating to, arising out of or resulting from any GroceryCo Action;

(e) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement other than information relating to the SnackCo Business and the other items specified on Schedule 1.2(13) and Schedule 1.2(23);

(f) all Known Environmental Liabilities, except for those that relate to any active facility owned or operated by any member of the SnackCo Group as of the Distribution and those set forth on Schedule 1.2(14);

(g) all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the GroceryCo Business, including the facilities listed or described on Schedule 1.2(15);

(h) all Liabilities to the extent relating to, arising out of or resulting from the terminated, divested or discontinued businesses or operations of Kraft Foods Inc., any of its Subsidiaries or any of their respective Predecessors that are listed or described on Schedule 1.2(16);

(i) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the GroceryCo Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the GroceryCo Business);

(ii) the operation or conduct of any business conducted by any member of the GroceryCo Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));

(iii) any GroceryCo Asset; or

(iv) any Environmental Liability resulting from any properties included in or associated with the GroceryCo Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the GroceryCo Assets or the GroceryCo Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the GroceryCo Assets or the GroceryCo Business), arising on or after the Distribution; and

(j) the Applicable GroceryCo Proportion of any Shared Liability.

Notwithstanding the foregoing, the GroceryCo Liabilities shall not include any Liabilities governed by the Tax Sharing Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a GroceryCo Liability, any item explicitly included in clause (a), (b), (d), (e), (f), (g), (h) or (i) of the definition of “SnackCo Liabilities” shall take priority over any of clauses (c) and (i) of this definition of “GroceryCo Liabilities.”

“GroceryCo Products” means any products included in the GroceryCo Business or sold by any of the businesses listed or described on Schedule 1.2(16).

“Group” means the GroceryCo Group or the SnackCo Group, as the context requires.

“Hazardous Substances” means all materials, wastes or substances defined by, or regulated under any Environmental Laws as contaminants or as hazardous, restricted or toxic, provided that Hazardous Substances as defined in this Agreement does not include DES.

“Information” means all records, books, contracts, instruments, computer data and other data and information.

“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent or otherwise made available to each Kraft Foods Shareholder in connection with the Distribution, as such Information Statement may be amended from time to time, including any amendment or supplement thereto.

“Insurance Proceeds” means those monies received by or on behalf of an insured from a Third Party insurance carrier or paid by a Third Party insurance carrier on behalf of the insured.

“Intercompany Agreement” means any agreement, arrangement, commitment or understanding, whether or not in writing, between or among any GroceryCo Entity, on the one hand, and any SnackCo Entity, on the other hand. Notwithstanding the foregoing, none of this Agreement and the Ancillary Agreements and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties or any GroceryCo Entities and SnackCo Entities shall be an Intercompany Agreement.

“Internal Reorganization” means all of the transactions, other than the Distribution, described in the document entitled “Detailed Transaction Steps” delivered by Kraft Foods Inc. to GroceryCo.

“IP Agreement (Non-Trademark)” means the Master Intellectual Property Ownership and License Agreement, dated as of the date of this Agreement, between GroceryCo IP LLC and Kraft Foods Global Brands LLC, as may be amended or modified from time to time.

“IP Agreement (Trademark)” means the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property, dated as of the date of this Agreement, between GroceryCo and SnackCo, as may be amended or modified from time to time.

“Known Environmental Liabilities” means those Environmental Liabilities listed on Schedule 1.2(17) relating to events or conditions occurring or arising during the period prior to the Distribution.

“Kraft Foods Board” means the board of directors of Kraft Foods Inc. or an authorized committee thereof.

“Kraft Foods Common Stock” means the Class A common stock, no par value, of Kraft Foods Inc.

“Kraft Foods Shareholders” means the shareholders of Kraft Foods Inc.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect on or after the date of this Agreement, in each case, as amended.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) whatsoever incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Litigation Matters Memorandum” means the Litigation Matters Memorandum, dated as of the date of this Agreement, exchanged between GroceryCo and SnackCo, as may be amended or modified from time to time.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Managing Party” means, as between GroceryCo and SnackCo, the party that is not the Managing Party with respect to any Shared Liability.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Predecessor” means an entity whose rights, interests, assets, obligations, liabilities and duties the current entity has assumed, either through acquisition, merger or by operation of law.

“Products Action” means any Action by any Third Party asserted against any member of either Group alleging any product liability, breach of warranty, negligence, deceptive trade practices, false advertising or failure to warn or similar claim with respect to any GroceryCo Product.

“Record Date” means 5:00 p.m. Eastern time on the date determined by the Kraft Foods Board as the record date for determining the Kraft Foods Shareholders entitled to receive shares of GroceryCo Common Stock in the Distribution.

“Record Holders” means the Kraft Foods Shareholders on the Record Date.

“Refreshment Beverages Products” means any powdered beverages products and liquid concentrate products and any ready to drink products marketed or sold under any powdered beverages or liquid concentrate brands, including Country Time, Crystal Lite, Kool-Aid, Tang and Mio, but for the avoidance of doubt, excluding Capri Sun, in each case produced, distributed, manufactured, marketed, packaged or sold by Kraft Foods Inc. and its Subsidiaries prior to the Distribution.

“Remedial Action” means (a) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, clean up, remove, treat, contain or otherwise remediate the presence or release of any Hazardous Substance into the environment or to prevent or minimize a release or threatened release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health and welfare or the environment; (b) any remedial action, remediation, response or removal as those terms are defined in 42 U.S.C. § 9601; or (c) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. § 6924.

“Reserved Business” means:

(a) with respect to the SnackCo Group, any businesses and operations conducted by one or more members of the SnackCo Group relating to any one or more of the production, distribution, manufacturing, marketing, packaging and sale of cream cheese products (where cream cheese constitutes 75% or more of the weight of the product) and/or processed cheese products (where processed cheese constitutes 75% or more of the weight of the product), in each case, including any of the material manufacturing assets used in any such businesses and operations; and

(b) with respect to any Selling Party, the business and operations of the Selling Party to which a Covered Trademark License of such Selling Party relates, including any of the material manufacturing assets used in any such business and operations.

“ROFO Offeror” means, (a) when a member of the GroceryCo Group is the Selling Party, SnackCo or any member of the SnackCo Group to whom SnackCo has transferred the rights set forth in Section 4.6 pursuant to Section 4.6(g), and (b) when a member of the SnackCo Group is the Selling Party, GroceryCo or any member of the GroceryCo Group to whom GroceryCo has transferred the rights set forth in Section 4.6 pursuant to Section 4.6(g).

“Sale Transaction” means, with respect to any Covered Business, any direct or indirect sale, assignment, exclusive license, transfer or other disposition or conveyance of legal or beneficial interest in such Covered Business to any Person that is not a controlled Affiliate of the Selling Party. In the case of any Covered Trademark License, “Sale Transaction” shall also include any direct or indirect sale, assignment, exclusive license, transfer or other disposition or conveyance of legal or beneficial interest in a significant portion of the business set forth opposite such Covered Trademark License on Schedule 1.2(3) or Schedule 1.2(4), as applicable.

“SEC” means the Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Reorganization, (b) any other actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.

“Shared Contract” means any contract or agreement of any member of either Group (a) that relates to both the GroceryCo Business and the SnackCo Business and (b) either (i) that the parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement prior to the Distribution, but were not able to do so prior to the Distribution, or (ii) the existence of which either party discovers prior to the date that is 18 months after the Distribution and had the parties given specific consideration to such contract or agreement they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement.

“Shared Insurance Liabilities” means any Liabilities for which GroceryCo, on the one hand, and SnackCo, on the other hand, have recourse to the same pool of insurance funds and where there is a reasonable likelihood that such Liabilities will exceed the pool or where the pool of insurance funds has been exhausted.

“Shared Liability” means any of the following:

(a) any Liability relating to, arising out of or resulting from:

(i) any Action by any Third Party, including any shareholder derivative action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any item included in clause (b) or (e) of the definition of “GroceryCo Liabilities” or clause (b) or (e) of the definition of “SnackCo Liabilities;”

(ii) any shareholder derivative or securities class action (A) brought by any current or former equity security holder of Kraft Foods Inc. and (B) arising exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Distribution, irrespective of the facts alleged, including any information contained in the sections of the Information Statement set forth on Schedule 1.2(13), but excluding any item included in clause (b) or (e) of the definition of “GroceryCo Liabilities” or clause (b) or (e) of the definition of “SnackCo Liabilities;”

(iii) any Action by any Third Party with respect to any Split Plan (as defined in the Employee Matters Agreement) that (A) alleges a breach of fiduciary duty or a prohibited transaction under ERISA (as defined in the Employee Matters Agreement) that occurred prior to the Distribution and (B) is not otherwise a GroceryCo Action or a SnackCo Action (an “ERISA Action”); or

(iv) the unclaimed property audit described on Schedule 1.2(18) (the “Unclaimed Property Audit”); or

(b) any Liability (i) relating to, arising out of or resulting from any business or operations of any member of either Group or any of their Predecessors that (A) was discontinued, abandoned, completed or otherwise terminated (in whole or in part) prior to the Distribution and (B) is not included in the GroceryCo Business or the SnackCo Business or listed or described on Schedule 1.2(16) or Schedule 1.2(25) and (ii) is not listed in clauses (a) through (h) of the definition of “GroceryCo Liabilities” and clauses (a) through (h) of the definition of “SnackCo Liabilities.”

Notwithstanding the foregoing, Shared Liabilities shall not include any Liabilities governed by the Tax Sharing Agreement. For the avoidance of doubt, any Liability arising in connection with the Unclaimed Property Audit shall be governed by this Agreement and shall not be governed by the Tax Sharing Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Shared Liability, any item described in clause (a) of this definition of “Shared Liabilities” shall take priority over any of clauses (a) through (e) and clause (h) of the definition of “GroceryCo Liabilities” and clauses (a) through (e) and clause (h) of the definition of “SnackCo Liabilities.”

“SnackCo Action” has the meaning set forth in the Litigation Matters Memorandum.

“SnackCo Assets” means:

(a) the Assets listed or described on Schedule 1.2(19) (which for the avoidance of doubt is not a comprehensive listing of all SnackCo Assets and is not intended to limit the other clauses of this definition of “SnackCo Assets”) and all other Assets that are expressly provided in this Agreement or any Ancillary Agreement as Assets to be transferred to or retained by any member of the SnackCo Group;

(b) all interests in the capital stock of, or any other equity interests in, the members of the SnackCo Group (other than SnackCo), and the capital stock and other equity, partnership, membership, joint venture and similar interests listed on Schedule 1.2(20);

(c) all Assets reflected as assets of the members of the SnackCo Group on the SnackCo Balance Sheet and any Assets acquired by or for any member of the SnackCo Group subsequent to the date of the SnackCo Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the SnackCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the SnackCo Balance Sheet;

(d) all approvals, registrations, permits or authorizations issued by any Governmental Authority that relate exclusively to the SnackCo Business or the SnackCo Assets and are held in the name of any member of the GroceryCo Group;

(e) all Assets owned or held immediately prior to the Distribution by Kraft Foods Inc. or any of its Subsidiaries that primarily relate to or are primarily used in the SnackCo Business (the intention of this clause (e) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a SnackCo Asset; no Asset shall be a SnackCo Asset solely as a result of this clause (e) unless a claim with respect thereto is made by SnackCo on or prior to the date that is 18 months after the Distribution); and

(f) all recoveries or other Assets (net of any expenses) received by any member of either Group with respect to any SnackCo Action.

Notwithstanding the foregoing, the SnackCo Assets shall not include any Assets governed by the Tax Sharing Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a SnackCo Asset, any item explicitly included in clause (a), (b) or (f) of the definition of “GroceryCo Assets” shall take priority over any of clauses (c) through (e) of this definition of “SnackCo Assets” and clause (e) of the definition of “GroceryCo Assets” shall take priority over clause (c) of this definition of “SnackCo Assets.”

“SnackCo Balance Sheet” means the balance sheet that would be created by taking the unaudited pro forma consolidated balance sheet of Kraft Foods Inc., including the notes thereto, as of June 30, 2012 and excluding the assets and liabilities and other items that (a) are reflected on the GroceryCo Balance Sheet or (b) would have been reflected on the GroceryCo Balance Sheet under clause (c) of the definition of “GroceryCo Assets” or clause (c) of the definition of “GroceryCo Liabilities.”

“SnackCo Business” means:

(a) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution comprising what is referred to in the Kraft Foods 10-Q as the U.S. Snacks, Kraft Foods Europe and Kraft Foods Developing Markets segments (but excluding (i) the production, distribution, manufacture, marketing, packaging and sale of Planters and Corn Nuts branded products (but for the avoidance of doubt, not Back-to-Nature nuts) (the “Other Excluded SnackCo Businesses”) and (ii) the other businesses and operations included in clauses (c) and (d) of the definition of “GroceryCo Business”);

(b) the business and operations conducted by Kraft Foods Inc. and its Subsidiaries prior to the Distribution comprising what is referred to in the Kraft Foods 10-Q as the Kraft Foods Canada & N.A. Foodservice segment (but excluding the businesses and operations described in clause (b) of the definition of “GroceryCo Business”); and

(c) any other businesses or operations conducted primarily through the use of the SnackCo Assets.

For the avoidance of doubt, this definition of “SnackCo Business” shall not be construed to transfer to any member of either Group any trademark or other intellectual property governed by the IP Agreement (Non-Trademark) or the IP Agreement (Trademark).

“SnackCo Canada” means             , a corporation incorporated under the laws of Canada.

“SnackCo Entities” means the members of the SnackCo Group.

“SnackCo Group” means SnackCo and each Person that will be a direct or indirect Subsidiary of SnackCo immediately after the Distribution and each Person that is or becomes a member of the SnackCo Group after the Distribution, including any Person that is or was merged into SnackCo or any such direct or indirect Subsidiary.

“SnackCo Liabilities” means:

(a) the Liabilities listed or described on Schedule 1.2(21) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as

Liabilities to be assumed by any member of the SnackCo Group, and all obligations and Liabilities of any member of the SnackCo Group under this Agreement or any of the Ancillary Agreements;

(b) all Liabilities relating to, arising out of or resulting from the indebtedness of Kraft Foods Inc. and its Subsidiaries listed on Schedule 1.2(22) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(c) all Liabilities reflected as liabilities or obligations on the SnackCo Balance Sheet, and all Liabilities arising or assumed after the date of the SnackCo Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the SnackCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SnackCo Balance Sheet;

(d) all Liabilities relating to, arising out of or resulting from any SnackCo Action;

(e) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement relating to the SnackCo Business, including the items specified on Schedule 1.2(23) but excluding any of the items specified on Schedule 1.2(13);

(f) all DES Liabilities relating to events or conditions occurring or arising during the period prior to the Distribution Date;

(g) all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the SnackCo Business, including the facilities listed or described on Schedule 1.2(24) and all existing and identified Environmental Liabilities of Kraft Foods Inc. or any of its Subsidiaries or any of its or their respective Predecessors relating to events or conditions occurring or arising during the period prior to the Distribution that relate to any active facility owned or operated by any member of the SnackCo Group as of the Distribution and those set forth on Schedule 1.2(14);

(h) all Asbestos Liabilities;

(i) all Liabilities to the extent relating to, arising out of or resulting from the terminated, divested or discontinued businesses or operations of Kraft Foods Inc. or any of its Subsidiaries or any of their respective Predecessors that are listed or described on Schedule 1.2(25);

(j) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the SnackCo Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the SnackCo Business);

(ii) the operation or conduct of any business conducted by any member of the SnackCo Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));

(iii) any SnackCo Asset; or

(iv) any Environmental Liability resulting from any properties included in or associated with the SnackCo Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the SnackCo Assets or the SnackCo Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the SnackCo Assets or the SnackCo Business) arising on or after the Distribution; and

(k) the Applicable SnackCo Proportion of any Shared Liability.

Notwithstanding the foregoing, the SnackCo Liabilities shall not include any Liabilities governed by the Tax Sharing Agreement. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a SnackCo Liability, any item explicitly included in clause (a), (b), (d), (e), (f), (g) or (h) of the definition of “GroceryCo Liabilities” shall take priority over any of clauses (c) and (j) of this definition of “SnackCo Liabilities.”

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Supply Agreement” means the Master Supply Agreement, dated as of the date of this Agreement, between the members of the GroceryCo Group and the SnackCo Group named therein, as may be amended or modified from time to time.

“Tax” has the meaning set forth in the Tax Sharing Agreement.

“Tax Advisor” means Sutherland Asbill & Brennan LLP.

“Tax Sharing Agreement” means the Tax Sharing and Indemnity Agreement, dated as of the date of this Agreement, between GroceryCo and SnackCo, as may be amended or modified from time to time.

“Transition Services Agreements” means the Master General Transition Services Agreement, the Master Research and Development Transition Services Agreement and the Master Information Technology Transition Services Agreement, each dated as of the date of this Agreement and each between the members of the GroceryCo Group and the SnackCo Group named therein, each as may be amended or modified from time to time.

“Unknown Environmental Liabilities” means those Environmental Liabilities that are not Known Environmental Liabilities arising out of the business or operations of any member of either Group during the period prior to the Distribution.

“Warehouse Agreement” means the Shared Warehouse Agreement, dated as of the date of this Agreement, between the members of the GroceryCo Group and the SnackCo Group named therein, as may be amended or modified from time to time.

“Workers’ Compensation Liability” has the meaning set forth in the Employee Matters Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 Internal Reorganization; Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Distribution, the parties shall cause the Internal Reorganization to be completed, and shall, and shall cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements (including the Canadian Transfer Agreement) necessary to effect the Internal Reorganization.

(b) Prior to the Distribution, the parties shall, and shall cause their respective Subsidiaries to, (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more members of the GroceryCo Group all of the right, title and interest of the SnackCo Group in and to all GroceryCo Assets and (B) transfer to one or more members of the SnackCo Group all of the right, title and interest of the GroceryCo Group in and to all SnackCo Assets and (ii) take all actions necessary to (A) cause one or more members of the GroceryCo Group to assume all of the GroceryCo Liabilities to the extent such GroceryCo Liabilities would otherwise remain obligations of any member of the SnackCo Group and (B) cause one or more members of the SnackCo Group to assume all of the SnackCo Liabilities to the extent such SnackCo Liabilities would otherwise remain obligations of any member of the GroceryCo Group. Notwithstanding anything to the contrary (x) neither party shall be required to transfer any Information except as required by Article VI and (y) this Agreement and the Ancillary Agreements do not purport to transfer any insurance policy.

Section 2.2 Governmental Approvals and Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution.

(a) To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any Governmental Approval or Consent, the parties will use their reasonable best efforts to obtain such Governmental Approval or Consent.

(b) To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the parties shall use reasonable best efforts to effect, and shall cause the other members of their Group to effect, such transfers as soon after the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot or should not be transferred. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the party retaining such Asset shall thereafter hold such Asset for the use and benefit of the party entitled to it (at the expense of the party entitled to it) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated by this Agreement or by any Ancillary Agreement and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing three sentences, the parties agree that, as of the Distribution, each party shall be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(c) If and when the applicable Consents, Governmental Approvals and/or conditions referred to in Section 2.2(b) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(d) The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(b) or otherwise shall not be obligated, in connection with this Section 2.2, to expend any money or take any action that would require the expenditure of money unless the party entitled to such Asset or the party intended to assume such Liability advances the necessary funds.

(e) From and after the Distribution, the parties agree to treat, for U.S. federal, state, local and non-U.S. income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.2(b) as owned by the member of the Group to which such Asset or Liability was intended to be transferred. The parties shall not take any position inconsistent with this Section 2.2(e) unless otherwise required by applicable Law.

Section 2.3 Termination of Agreements.

(a) Except as set forth in Section 2.3(b), the GroceryCo Entities, on the one hand, and the SnackCo Entities, on the other hand, hereby terminate any and all Intercompany Agreements, effective as of the Distribution. No terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Distribution. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the provisions of this Section 2.3(a). The parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.3(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):

(i) any Intercompany Agreement to which any non-wholly owned Subsidiary or non-wholly owned Affiliate of GroceryCo or SnackCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);

(ii) any other Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution; and

(iii) any Intercompany Agreement listed or described on Schedule 2.3(b)(iii).

(c) Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, the relevant members of the SnackCo Group and the GroceryCo Group shall satisfy all intercompany receivables, payables, loans and other accounts between any SnackCo Entity, on the one hand, and any GroceryCo Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Internal Reorganization no later than the Distribution by (i) forgiveness by the relevant obligee or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by SnackCo.

Section 2.4 Novation of GroceryCo Liabilities.

(a) Each of GroceryCo and SnackCo, at the written request of the other party within 18 months after the Distribution, shall use its reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute GroceryCo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any GroceryCo Entities, so that, in any such case, GroceryCo and the other GroceryCo Entities will be solely responsible for such GroceryCo Liabilities; provided, however, that the party receiving the request shall not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.4 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b) If GroceryCo or SnackCo is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable SnackCo Entity will continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law or the terms thereof, GroceryCo shall, or shall cause another GroceryCo Entity to, as agent or subcontractor for such SnackCo Entity, pay, perform and discharge fully all the obligations or other Liabilities of such SnackCo Entity thereunder. GroceryCo shall indemnify each SnackCo Indemnified Party and hold it harmless against, or shall cause its applicable Subsidiary to indemnify the applicable SnackCo Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. SnackCo shall pay and remit, or cause to be paid or remitted, to the applicable GroceryCo Entity, all money, rights and other consideration received by any SnackCo Entity (net of any applicable expenses) in respect of such performance by such GroceryCo Entity (unless any such consideration is a SnackCo Asset). If and when any such release, Consent, substitution or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, SnackCo shall thereafter assign, or cause to be assigned, all the SnackCo Entities’ rights, obligations and other Liabilities thereunder to the applicable GroceryCo Entity without payment of any further consideration and the applicable GroceryCo Entity shall, without payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.5 Novation of SnackCo Liabilities.

(a) Each of GroceryCo and SnackCo, at the written request of the other party within 18 months after the Distribution, shall use its reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute SnackCo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any SnackCo Entities, so that, in any such case, SnackCo and the other SnackCo Entities will be solely responsible for such SnackCo Liabilities; provided, however, that the party receiving the request shall not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.5 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b) If GroceryCo or SnackCo is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable GroceryCo Entity will continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law or the terms thereof, SnackCo shall, or shall cause another SnackCo Entity to, as agent or subcontractor for such GroceryCo Entity, pay, perform and discharge fully all the obligations or other Liabilities of such GroceryCo Entity thereunder. SnackCo shall indemnify each GroceryCo Indemnified Party and hold it harmless against, or shall cause its applicable Subsidiary to indemnify the applicable GroceryCo Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. GroceryCo shall pay and remit, or cause to be paid or remitted, to the applicable SnackCo Entity, all money, rights and other consideration received by any GroceryCo Entity (net of any applicable expenses) in respect of such performance by such SnackCo Entity (unless any such consideration is a GroceryCo Asset). If and when any such release, Consent, substitution, approval or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, GroceryCo shall thereafter assign, or cause to be assigned, all the GroceryCo Entities’ rights, obligations and other Liabilities thereunder to the applicable SnackCo Entity without payment of any further consideration and the applicable SnackCo Entity shall, without payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.6 Treatment of Cash. From the date of this Agreement until the Distribution, except as separately provided in the Canadian Transfer Agreement and in the next sentence, Kraft Foods Inc. shall be entitled to use, retain or otherwise dispose of all cash generated by the GroceryCo Business and the GroceryCo Assets in accordance with the ordinary course operation of Kraft Food Inc.’s cash management systems. Kraft Foods Inc. shall provide GroceryCo with a minimum cash balance of $             as of immediately prior to the Distribution. All cash held by any member of the GroceryCo Group as of the Distribution shall be a GroceryCo Asset and all cash held by any member of the SnackCo Group as of the Distribution shall be a SnackCo Asset.

Section 2.7 Replacement of Credit Support.

(a) GroceryCo shall use reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of all Credit Support Instruments to the extent relating to the GroceryCo Business and provided by or through any member of the SnackCo Group for the benefit of any member of the GroceryCo Group (the “GroceryCo Credit Support Instruments”) with alternate arrangements that do not require any credit support from any member of the SnackCo Group, and shall use reasonable best efforts to obtain from the beneficiaries of such GroceryCo Credit Support Instruments written releases indicating that the applicable member of the SnackCo Group will, effective upon the Distribution, have no liability with respect to such GroceryCo Credit Support Instruments. In the event that GroceryCo is unable to obtain any such alternative arrangements for any GroceryCo Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such GroceryCo Credit Support Instrument.

(b) SnackCo shall use reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of all Credit Support Instruments to the extent relating to the SnackCo Business and provided by or through any member of the GroceryCo Group for the benefit of any member of the SnackCo Group (the “SnackCo Credit Support Instruments”) with alternate arrangements that do not require any credit support from any member of the GroceryCo Group, and shall use reasonable best efforts to obtain from the beneficiaries of such SnackCo Credit Support Instruments written releases indicating that the applicable member of the GroceryCo Group will, effective upon the Distribution, have no liability with respect to such SnackCo Credit Support Instruments. In the event that SnackCo is unable to obtain any such alternative arrangements for any SnackCo Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such SnackCo Credit Support Instrument. SnackCo shall not be required to take, and shall not take, any of the actions described in the first sentence of this Section 2.7(b) in connection with the SnackCo Credit Support Instrument listed on Schedule 2.7(b), which will survive the Distribution.

Section 2.8 Disclaimer of Representations and Warranties. Each of SnackCo (on behalf of itself and each other SnackCo Entity) and GroceryCo (on behalf of itself and each other GroceryCo Entity) understands and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in this Agreement or in any Ancillary Agreement, (a) the parties and the members of their respective Groups are transferring all such Assets on an “as is,” “where is” basis, (b) the parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (c) the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (d) none of the SnackCo Entities or the GroceryCo Entities (including their Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution.

(a) Subject to the conditions specified in Section 3.2 and subject to Section 3.5, each of the parties shall use its reasonable best efforts to consummate the Distribution. Such actions shall include those specified in this Section 3.1.

(b) Prior to the Distribution, each of the parties will execute and deliver all Ancillary Agreements to which it is a party, and will cause the other SnackCo Entities and GroceryCo Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are parties.

(c) Prior to the Distribution, GroceryCo shall mail a notice of Internet availability of the Information Statement or the Information Statement to the Record Holders.

(d) GroceryCo shall prepare, file with the SEC and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(e) Each of the parties shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f) GroceryCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing on NASDAQ of the GroceryCo Common Stock to be distributed in the Distribution, subject to official notice of listing.

(g) Prior to the Distribution, the existing directors of GroceryCo shall duly elect the individuals listed as members of the GroceryCo board of directors in the Information Statement, and such individuals shall become the members of the GroceryCo board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any Law or requirement of NASDAQ or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of GroceryCo and begin his or her term prior to the Distribution in accordance with such Law or requirement.

(h) Prior to the Distribution, each individual who will be an employee of any SnackCo Entity after the Distribution and who is a director or officer of any GroceryCo Entity shall have resigned or been removed from each such directorship and office held by such person, effective no later than immediately prior to the Distribution.

(i) Immediately prior to the Distribution, GroceryCo’s Restated Articles of Incorporation and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(j) The parties shall, subject to Section 3.5, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.

Section 3.2 Conditions to Distribution. The obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by the Kraft Foods Board, of the following conditions:

(a) The Kraft Foods Board shall, in its sole and absolute discretion, have authorized and approved the Separation and the Distribution and not withdrawn such authorization and approval.

(b) The Kraft Foods Board shall have declared the dividend of GroceryCo Common Stock to the Record Holders.

(c) The SEC shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(d) NASDAQ or another national securities exchange approved by the Kraft Foods Board shall have accepted the GroceryCo Common Stock for listing, subject to official notice of issuance.

(e) The Internal Reorganization shall have been completed.

(f) The private letter ruling that Kraft Foods Inc. received from the Internal Revenue Service (“IRS”), to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants (i) the Contribution and Internal Distribution will qualify for non-recognition of gain or loss to SnackCo and GroceryCo pursuant to Sections 368 and 355 of the Code (except to the extent the IRS generally will not rule on certain transfers of intellectual property, which will be covered solely by the opinion of Kraft Foods Inc.’s Tax Advisor) and (ii) the Distribution will qualify for non-recognition of gain or loss to Kraft Foods Inc. and the Kraft Foods Shareholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares, will not have been revoked or modified in any material respect as of the Distribution Date.

(g) Kraft Foods Inc. shall have received an opinion from its Tax Advisor, in form and substance satisfactory to Kraft Foods Inc. in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Contribution and Internal Distribution will qualify for non-recognition of gain or loss to Kraft Foods Inc. and GroceryCo pursuant to Sections 368 and 355 of the Code and (ii) the Distribution will qualify for non-recognition of gain or loss to Kraft Foods Inc. and the Kraft Foods Shareholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares.

(h) Kraft Foods Inc. shall have received an advance income tax ruling from the Canada Revenue Agency (“CRA”), in form and substance satisfactory to Kraft Foods Inc. in its sole and absolute discretion, to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants and based on the current provisions of the Income Tax Act (Canada) (the “Canadian Tax Act”), the separation of the assets and liabilities in Canada held in connection with the SnackCo Business from the assets and liabilities in Canada held in connection with the GroceryCo Business will be treated for purposes of the Canadian Tax Act as resulting in a “butterfly” reorganization with no material Canadian federal income tax payable by SnackCo’s Canadian subsidiary, GroceryCo’s Canadian subsidiary or their respective shareholders, and that advance income tax ruling will remain in effect as of the Distribution Date.

(i) The Kraft Foods Board shall have received an opinion from Evercore Partners, in form and substance reasonably satisfactory to the Kraft Foods Board, with respect to the capital adequacy and solvency of each of SnackCo and GroceryCo immediately after the Distribution.

(j) No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Kraft Foods Inc. shall have occurred or failed to occur that prevents the consummation of the Distribution.

(k) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Kraft Foods Board, would result in the Distribution having a material adverse effect on Kraft Foods Inc. or the Kraft Foods Shareholders.

(l) The actions set forth in Sections 3.1(b), (c), (g), (h) and (i) shall have been completed.

The foregoing conditions may only be waived by the Kraft Foods Board, in its sole and absolute discretion, are for the sole benefit of Kraft Foods Inc. and shall not give rise to or create any duty on the part of the Kraft Foods Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Section 8.3 or alter the consequences of any such termination from those specified in Section 8.3. Any determination made by the Kraft Foods Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.

Section 3.3 The Distribution.

(a) GroceryCo shall cooperate with Kraft Foods Inc. to accomplish the Distribution and shall, at the direction of Kraft Foods Inc., use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, Kraft Foods Inc. will deliver to the Agent all of the issued and outstanding shares of GroceryCo Common Stock then owned by Kraft Foods Inc. and book-entry authorizations for such shares and (ii) on the Distribution Date, Kraft Foods Inc. shall instruct the Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of GroceryCo Common Stock to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional shares of GroceryCo Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution shall be effective at 5:00 p.m. Eastern time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of whole shares of GroceryCo Common Stock that have been registered in book-entry form in such Record Holder’s name.

(c) With respect to the shares of GroceryCo Common Stock remaining with the Agent 180 days after the Distribution Date, the Agent shall deliver any such shares as directed by GroceryCo, with the consent of SnackCo (which consent shall not be unreasonably withheld or delayed).

Section 3.4 Fractional Shares. The Agent and SnackCo shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of GroceryCo Common Stock that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of GroceryCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of GroceryCo or Kraft Foods Inc. Neither SnackCo nor GroceryCo will pay any interest on the proceeds from the sale of such shares.

Section 3.5 Sole Discretion of the Kraft Foods Board. The Kraft Foods Board shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the Kraft Foods Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE IV

FURTHER ASSURANCES; ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall, and shall cause its Subsidiaries to, subject to Section 3.5, use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting Section 4.1(a), prior to, on and after the Distribution Date, each party shall, and shall cause its Subsidiaries to, cooperate with the other party and its Subsidiaries, and without any further consideration, but at the expense of the requesting party, to (i) execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may be reasonably requested to execute and deliver to the other party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) seek, obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the GroceryCo Assets and the SnackCo Assets, the assignment and assumption of the GroceryCo Liabilities and the SnackCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting Section 4.1(a), each party shall, and shall cause its Subsidiaries to, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.

Section 4.2 Shared Liabilities.

(a) After the Distribution, GroceryCo and SnackCo shall form the Allocation Committee to determine in good faith whether GroceryCo or SnackCo shall be the Managing Party of any Shared Liability. With respect to any Shared Liability, the Indemnifying Party or the Indemnified Party, as applicable, may, within 15 days after receipt of the notice given by the Indemnified Party pursuant to Section 5.5(a), make a written request to the Allocation Committee for a determination as to the Managing Party (a “Determination Request”). If the Allocation Committee reaches a determination (which shall be made within 15 days after a Determination Request on a matter submitted to the Allocation Committee by either of GroceryCo or SnackCo), then that determination shall be binding on the members of the GroceryCo Group and the SnackCo Group and their respective successors and assigns. In the event that the Allocation Committee cannot reach a determination within 15 days after the making of such Determination Request, then the Allocation Committee shall request the CPR Institute, New York City, to appoint an expert determiner to select the Managing Party. GroceryCo and SnackCo shall be jointly and severally responsible for the fees and expenses of the CPR Institute and the fees and expenses of the expert determiner. The Allocation Committee shall request CPR Institute (or if CPR Institute is not able to act in such a manner, a similar independent Third Party selected by GroceryCo and SnackCo) to appoint the expert determiner within four Business Days after receiving the request. Within two Business Days after the appointment, and with the cooperation of GroceryCo and SnackCo, the expert determiner shall meet separately (via telephone), for no more than 90 minutes, with representatives of GroceryCo and with representatives of SnackCo, to obtain their respective positions on the selection of the Managing Party. The expert determiner shall issue the decision on the selection of the Managing Party to the Allocation Committee within one Business Day after completion of the second meeting. The decision shall not be accompanied with reasons.

(b) Either GroceryCo or SnackCo shall be the “Managing Party” of each Shared Liability. In determining which party shall be the Managing Party, the Allocation Committee shall consider as the primary factor in such a determination which party is subject to the greater financial, operational and reputational risk or exposure in connection with such Shared Liability, including the relative Applicable Proportions with respect to such Shared Liability. The Allocation Committee shall also consider such other factors as the Allocation Committee deems appropriate, including, if applicable, which party has control over the potentially relevant documentation and possible witnesses with respect to such Shared Liability and which party has more relevant expertise in managing similar liabilities.

(c) The Managing Party shall be responsible for managing, and shall have the authority to manage, the defense and resolution (including, subject to Section 5.5(b)(iv), settlement) of a Shared Liability. The Non-Managing Party shall not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Liability that the Non-Managing Party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that such party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such party does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(d) Any amount owed in respect of any Shared Liability shall be remitted within 30 days after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

(e) With respect to any Environmental Liability that is a Shared Liability under clause (b) of the definition of “Shared Liability”:

(i) Unless the parties jointly agree that one is not necessary, the Managing Party shall retain a qualified independent environmental consultant (a “Consultant”), which Consultant shall be subject to the Non-Managing Party’s approval (such approval not to be unreasonably withheld). The Managing Party’s contract with the Consultant shall expressly state that the Non-Managing Party may rely upon the Consultant’s work. The Managing Party shall undertake such defense, prosecution, investigation, containment and/or remediation in a commercially reasonable fashion in accordance with Environmental Laws for facilities of the type being remediated such that any Remedial Action complies with only the minimum requirements of Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Regulatory Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no Regulatory Authority is involved in such matter, either a good faith determination from the Consultant that no further investigation or remediation is required to bring the property that is the subject of the Remedial Action into conformance with the minimum requirements of Environmental Laws for facilities of the type being remediated or other resolution of the investigation or remediation reasonably acceptable to the Non-Managing Party. The Managing Party shall promptly provide copies to the Non-Managing Party of all notices, correspondence, draft reports, submissions, work plans and final reports and shall give the Non-Managing Party a reasonable opportunity (at the Non-Managing Party’s own expense) to comment on any submissions the Managing Party intends to deliver or submit to the appropriate Regulatory Authority prior to such submission; provided, however, that the Managing Party shall not make such submission to the appropriate Regulatory Authority without a prior approval of the Non-Managing Party (which consent shall not be unreasonably withheld or unduly delayed). The Non-Managing Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the defense, prosecution, investigation, containment and/or remediation, including any field work undertaken by the Managing Party, and the Managing Party shall provide the Non-Managing Party with copies of the results of all such field work. The type of Remedial Action undertaken by the Managing Party and the results thereof shall be subject to the approval of the Non-Managing Party, which approval shall not be unreasonably withheld. Notwithstanding the above, the Non-Managing Party shall not take any actions that shall unreasonably interfere with the Managing Party’s performance of the defense, prosecution, investigation, containment and/or remediation, nor shall the implementation of the Remedial Action hereunder unreasonably interfere with the Non-Managing Party’s operation of its business, unless otherwise required by a Governmental Authority.

(ii) The Non-Managing Party shall grant the Managing Party and its Consultants, or any other qualified consultant or subcontractor engaged by the Managing Party to perform the Remedial Action, and their officers, agents, employees, and authorized representatives (collectively, the “Representatives”) access as reasonably necessary for the completion of the Remedial Action, subject to the following conditions: (A) the Non-Managing Party shall receive at least five working days’ advance notice of the Consultant’s or Representative’s intention to initially enter the properties to conduct the remedial work; however, such time period may be shortened by agreement between the parties; (B) the access to the properties granted by the Non-Managing Party hereunder shall be limited to access reasonably necessary for the execution and supervision of the Remedial Action, and the Managing Party shall use its commercially reasonable efforts to complete the Remedial Action in accordance with the schedule referenced in the scope of work for the relevant property; (C) the Managing Party shall require the Consultants and their Representatives to procure and maintain insurance consistent with industry practices; and (D) following the execution of the Remedial Action, and in no case later than 30 days after on-site activities have been completed, the Managing Party shall undertake commercially reasonable measures (determined from the perspective of an objective commercially reasonable Person who was both paying the cost of restoration and operating the business on the property that was the subject of the Remedial Action) to return the properties to their approximate condition prior to the taking of the Remedial Action (absent the contamination that was the subject of the Remedial Action), and arrange for the prompt removal of all equipment and materials brought to the relevant property by Consultants or any of their Representatives during the course of the Remedial Action.

Section 4.3 Certain Shared Contracts. The parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the GroceryCo Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the GroceryCo Business (the “GroceryCo Portion”), which rights shall be a GroceryCo Asset and which obligations shall be a GroceryCo Liability, and (b) a member of the SnackCo Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the SnackCo Business (the “SnackCo Portion”), which rights shall be a SnackCo Asset and which obligations shall be a SnackCo Liability. If the parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the parties shall, and shall cause their respective Subsidiaries to, cooperate in any lawful arrangement to provide that a member of the GroceryCo Group shall receive the interest in the benefits and obligations of the GroceryCo Portion under such Shared Contract and a member of the SnackCo Group shall receive the interest in the benefits and obligations of the SnackCo Portion under such Shared Contract; provided, however, that no party shall be required to expend any money or take any action in furtherance of this Section 4.3 that would require the expenditure of money (other than any payment obligations under the applicable Shared Contract).

Section 4.4 Misdirected Customer Payments and Deductions.

(a) Subject to Section 4.4(e), on each Business Day during the three-month period following the Distribution: (i) GroceryCo shall notify SnackCo of (A) the amount of customer payments that relate to accounts receivable of any member of the SnackCo Group (“SnackCo Receivables”) received by any member of the GroceryCo Group on the previous Business Day (such payments, “Misdirected SnackCo Payments”) and (B) the amount of any customer deductions that relate to SnackCo Receivables made on the previous Business Day against payments owed to any member of the GroceryCo Group (such deductions, “Misdirected SnackCo Deductions”), and (ii) SnackCo shall notify GroceryCo of (A) the amount of customer payments that relate to accounts receivable of any member of the GroceryCo Group (“GroceryCo Receivables”) received by any member of the SnackCo Group on the previous Business Day (such payments, “Misdirected GroceryCo Payments”) and (B) the amount of any customer deductions that relate to GroceryCo Receivables made on the previous Business Day against payments owed to any member of the SnackCo Group (such deductions, “Misdirected GroceryCo Deductions”). Each such notice shall include the name of each applicable customer and the amount of each applicable payment and deduction.

(b) On the last day of each calendar month during such three-month period: (i) if the amount of Misdirected GroceryCo Payments during such month plus the amount of Misdirected SnackCo Deductions during such month exceeds the amount of Misdirected SnackCo Payments during such month plus the amount of Misdirected GroceryCo Deductions during such month, then SnackCo shall pay GroceryCo the amount of such difference and (ii) if the amount of Misdirected SnackCo Payments during such month plus the amount Misdirected GroceryCo Deductions during such month exceeds the amount of Misdirected GroceryCo Payments during such month plus the amount of Misdirected SnackCo Deductions during such month, then GroceryCo shall pay SnackCo the amount of such difference.

(c) In the event that after the three-month period following the Distribution, any member of the GroceryCo Group receives a Misdirected SnackCo Payment or any member of SnackCo Group receives a Misdirected GroceryCo Payment, the receiving party shall return such payment to the applicable payor.

(d) Subject to Section 4.4(e), during the three-month period following the Distribution, GroceryCo will promptly upon receipt thereof forward to SnackCo any invoice received by any member of the GroceryCo Group and addressed to any member of the SnackCo Group, and SnackCo will promptly upon receipt thereof forward to GroceryCo any invoice received by any member of the SnackCo Group and addressed to any member of the GroceryCo Group (any invoice described in this sentence, a “Misdirected Invoice”). After such three-month period, each of SnackCo and GroceryCo will return any Misdirected Invoices received by a member of their respective Groups to the applicable vendor for correction.

(e) This Section 4.4 shall not apply in respect of the parties to the Canadian Transfer Agreement or to any of their direct or indirect subsidiaries (including partnerships), the provisions of which agreement shall govern all matters relating to misdirected payments and misdirected invoices as between such Persons.

Section 4.5 Non-Solicitation.

(a) For a period of two years following the Distribution, unless otherwise agreed in writing between the Executive Vice Presidents of Human Resources of GroceryCo and SnackCo, GroceryCo shall not, and shall cause the other members of the GroceryCo Group not to, directly or indirectly solicit, recruit or hire any Covered SnackCo Group Employee; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Covered SnackCo Group Employees (so long as no member of the GroceryCo Group hires any such Covered SnackCo Group Employee in violation of this Section 4.5(a)) or (ii) GroceryCo or any of other member of the GroceryCo Group from soliciting, recruiting or hiring any Covered SnackCo Group Employee who has ceased to be employed or retained by any member of the SnackCo Group for at least six months.

(b) For a period of two years following the Distribution, unless otherwise agreed in writing between the Executive Vice Presidents of Human Resources of SnackCo and GroceryCo, SnackCo shall not, and shall cause the other members of the SnackCo Group not to, directly or indirectly solicit, recruit or hire any Covered GroceryCo Group Employee; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Covered GroceryCo Group Employees (so long as no member of the SnackCo Group hires any such Covered GroceryCo Group Employee in violation of this Section 4.5(b)) or (ii) SnackCo or any of other member of the SnackCo Group from soliciting, recruiting or hiring any Covered GroceryCo Group Employee who has ceased to be employed or retained by any member of the GroceryCo Group for at least six months.

Section 4.6 Rights of First Offer.

(a) Except as provided in Section 4.6(f) and except if prohibited by any contractual arrangements in place as of the Distribution and, in the case of any Covered Trademark License, subject to the terms of the IP Agreement (Trademark) at any time or from time to time after the Distribution and prior to the fifth anniversary of the Distribution, prior to any member of either Group (a “Selling Party”) engaging in detailed discussions with, or providing detailed business and financial information about any Covered Business to, any Person that is not a controlled Affiliate of the Selling Party for a potential Sale Transaction with respect to any Covered Business, such Selling Party shall deliver to the applicable ROFO Offeror a written notice (the “ROFO Notice”) stating such Selling Party’s intention to pursue such proposed Sale Transaction and describing the applicable Covered Business in reasonable detail.

(b) The ROFO Offeror shall have 30 days after receipt from the Selling Party of a packet of business and financial information reasonably sufficient to make an initial indication of interest with respect to the Covered Business, which will include any such information the Selling Party proposes to provide to any Third Party (such period, the “Evaluation Period”), to decide whether to make a non-binding written offer (such written offer, an “Offer Letter”) to purchase the Covered Business from the Selling Party. The Offer Letter shall set forth (i) the price at which the ROFO Offeror proposes to acquire the Covered Business in the proposed Sale Transaction, (ii) the material closing conditions of the proposed Sale Transaction and (iii) a summary of the other key terms and conditions of the proposed Sale Transaction.

(c) In the event that the ROFO Offeror fails to provide an Offer Letter that complies with the requirements of Section 4.6(b) prior to the expiration of the Evaluation Period, the Selling Party shall, during the 365-day period following the end of the Evaluation Period, be free to enter into a definitive agreement with a Third Party for a Sale Transaction with respect to the Covered Business. In the event that the Selling Party shall not have entered into any such definitive agreement within such 365-day period (or any such definitive agreement is terminated prior to the consummation of the Sale Transaction), such Selling Party shall not pursue a Sale Transaction with respect to any Covered Business without first reoffering such Covered Business in the manner set forth in this Section 4.6.

(d) Within five Business Days following the Selling Party’s receipt of an Offer Letter that complies with the timing requirements of Section 4.6(b), the Selling Party shall notify the ROFO Offeror in writing as to whether the Selling Party has determined that the offer set forth in the Offer Letter is inadequate (such notice, an “Inadequacy Determination”) or whether the Selling Party has agreed to enter into good faith negotiations with the ROFO Offeror (such notice, a “Negotiation Notice”). During the 60-day period following the ROFO Offeror’s receipt of a Negotiation Notice (the “Exclusive Negotiation Period”), the Selling Party and the ROFO Offeror shall negotiate in good faith and on an exclusive basis the terms of the proposed Sale Transaction. During the Exclusive Negotiation Period, the Selling Party shall provide the ROFO Offeror with all such business and financial information with respect to the Covered Business and all such reasonable access during ordinary business hours to management of the Covered Business, in each case, as is reasonably requested by the ROFO Offeror and subject to the ROFO Offeror’s execution of a customary confidentiality agreement. In the event that the Selling Party provides an Inadequacy Notice or the Selling Party and the ROFO Offeror are unable to agree on mutually acceptable terms with respect to the proposed Sale Transaction during the Exclusive Negotiation Period, the Selling Party shall, during the 365-day period following the delivery of the Inadequacy Notice or the end of the Exclusive Negotiation Period (or the date of termination of a definitive agreement between the Selling Party and the ROFO Offeror with respect to a Sale Transaction), as applicable, be free to enter into a definitive agreement with a Third Party for a Sale Transaction with respect to the Covered Business on terms and conditions that are in the aggregate more favorable to the Selling Party in the good faith judgment of the Selling Party than the terms and conditions offered by the ROFO Offeror in the Offer Letter or the Exclusive Negotiation Period. In the event that the Selling Party shall not have entered into any such definitive agreement within such 365-day period (or any such definitive agreement is terminated prior to the consummation of the Sale Transaction), such Selling Party shall not pursue a Sale Transaction with respect to any Covered Business without first reoffering such Covered Business in the manner set forth in this Section 4.6.

(e) In the event that the revenue attributable to a Reserved Business or a Covered Trademark License (i) accounted, in each case, for less than 50% of the total revenue of a Covered Business in the 12-month period prior to the date of the ROFO Notice and (ii) the Selling Party can reasonably and in a cost-effective manner separate such Reserved Business or Covered Trademark License from such Covered Business, then the Selling Party shall provide the ROFO Offeror the right to make an offer with respect to only such Reserved Business pursuant to and in accordance with the terms set forth in this Section 4.6 and all references in this Section 4.6 to Covered Business shall refer only to such Reserved Business or Covered Trademark License.

(f) The rights of first offer set forth in this Section 4.6 shall not apply to (i) any Sale Transaction or series of related Sales Transactions to the same Third Party with respect to a Covered Business if the revenue attributable to all Reserved Businesses or Covered Trademark Licenses, as applicable, included in such Covered Business accounted, in the aggregate, for less than 10% of such Covered Business’s total revenue during the 12-month period prior to any applicable date of determination or (ii) the issuance or acquisition of any equity securities of GroceryCo or SnackCo (or any public company successor thereto) if a member of the GroceryCo Group or a member of the SnackCo Group, as applicable, retains 100% ownership in its Reserved Businesses and Covered Trademark Licenses after such acquisition.

(g) The rights of first offer set forth in this Section 4.6 shall not be transferrable; provided, however, that each of GroceryCo and SnackCo may, upon receipt of a ROFO Notice, transfer their rights as a ROFO Offeror to any member of their respective Groups.

Section 4.7 Insurance Matters.

(a) Until the Distribution, each member of either Group shall (i) cause itself and its employees, officers and directors to continue to be covered as insured parties under existing policies of insurance and (ii) permit the members of the other Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution to the extent permitted under such policies. From and after the Distribution, (x) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (y) each member of either Group shall have the right to remove any member of the other Group and its employees, officers and directors as insured parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (z) neither party will be entitled following the Distribution to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution. No member of either Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b) After the Distribution, each member of each Group and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, shall have the right to assert claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution under any applicable insurance policies of the members of either Group to the extent permitted under the insurance policies up to the full available limits of such policies. Where indemnification is not available under Article V, each member of each Group shall be responsible for pursuing and administering its own insurance claims and any other member of either Group shall provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, that member will be responsible for its own costs and fees in connection therewith.

(c) After the Distribution, to the extent that any claims have been duly reported at or before the Distribution under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of each Group, the members of each Group shall not take any action that would limit the coverage of the individuals who acted as directors or officers of any member of either Group at or prior to the Distribution under any D&O Policies maintained by the members of either Group. The members of each Group shall reasonably cooperate with the individuals who acted as directors and officers of any member of either Group at or prior to the Distribution in their pursuit of any coverage claims under such D&O Policies that could inure to the benefit of such individuals. The members of each Group shall allow one another and their agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies and shall provide such cooperation as is reasonably requested by the members of the other Group, their directors and their officers.

(d) Effective as of the Distribution, the existing insurance policy covering directors and officers of the members of each Group will be converted to a six-year run-off policy with policy limits of $275 million. Each of the members of either Group shall be responsible for obtaining its own directors and officers policy for acts or omissions occurring on or after the Distribution.

(e) If any Asset transferred pursuant to this Agreement suffers or has suffered any damage, destruction or other casualty loss that arises or has arisen prior to the Distribution and for which no insurance claim has yet been made as of the Distribution, the party who transferred the Asset shall make a claim on any available insurance and pay any such proceeds to the party who received the Asset.

(f) Workers’ compensation claims in certain states may have dates of injury which occur over a period of time (Cumulative Trauma (CT) claims). The parties agree that for all CT claims involving GroceryCo employees where injurious exposure is claimed by the employee to have both predated and postdated the Distribution Date, GroceryCo will be the exclusive responsible party for the administration, litigation and resolution of the claim. The claim will be administered exclusively by GroceryCo or its carrier or third-party administrator. The assigned administrator will be instructed, and it will be documented in the appropriate claims handling instructions, that no litigation or competing claims for reimbursement or apportionment will be sought against any former employers. At the close of the case, however, or at a mutually agreeable date, the parties will agree upon an accounting of the claims costs, including all medical, indemnity and expense benefits paid to or on behalf of the claimant, which shall be allocated between SnackCo and GroceryCo according to the generally followed methodology for workers’ compensation claims in the relevant jurisdiction

(g) Nothing in this Agreement shall prohibit any member of either Group from agreeing to modify or compromise insurance rights (including by means of commutation, novation, rescission, reformation, policy buyback or otherwise) with an insurer that has been placed in liquidation, rehabilitation, conservation, supervision or similar proceedings, provided that, where those insurance rights potentially also would have benefited any member of the other Group, whether by virtue of any indemnification obligations, by virtue of any insurance rights under the policy at issue, or otherwise, then GroceryCo and SnackCo must both agree in advance and in writing to any modification or compromise of those insurance rights.

Section 4.8 Co-Owned Copyrights. Any copyrights owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution in any manuals or policies that are not primarily related to the GroceryCo Business or SnackCo Business (e.g., 5S Sales Manual) shall be jointly owned, on an equal undivided basis, by GroceryCo IPCo or its Affiliates, on the one hand, and SnackCo IPCo or its Affiliates, on the other hand, and may be used by either party or its Affiliates without a duty of accounting or other obligation to the other party.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any GroceryCo Indemnified Party is entitled to indemnification pursuant to this Article V, effective as of the Distribution, GroceryCo does hereby, for itself and each other GroceryCo Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent GroceryCo legally may, all Persons that at any time prior or subsequent to the Distribution have been shareholders, directors, officers, members, agents or employees of GroceryCo or any other GroceryCo Entity (in each case, in their respective capacities as such), remise, release and forever discharge each SnackCo Entity, its Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of SnackCo or any other SnackCo Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any SnackCo Indemnified Party is entitled to indemnification pursuant to this Article V, SnackCo does hereby, for itself and each other SnackCo Entity and its Affiliates, successors and assigns, and, to the extent SnackCo legally may, all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of SnackCo or any other SnackCo Entity (in each case, in their respective capacities as such), remise, release and forever discharge each GroceryCo Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of GroceryCo or any other GroceryCo Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c) Nothing contained in Section 5.1(a) or 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.3(b). Nothing contained in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any SnackCo Entities and any GroceryCo Entities that is not to terminate as of the Distribution, as specified in Section 2.3(b), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.3(b);

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (iii).

(d) GroceryCo shall not make, and shall not permit any other GroceryCo Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any SnackCo Entity, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). SnackCo shall not, and shall not permit any other SnackCo Entity to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any GroceryCo Entity, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 5.1.

Section 5.2 Indemnification by GroceryCo. Subject to Section 5.4, following the Distribution, GroceryCo shall indemnify, defend and hold harmless SnackCo, each SnackCo Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of the foregoing (collectively, the “SnackCo Indemnified Parties”), from and against any and all Liabilities of the SnackCo Indemnified Parties (except to the extent they are Liabilities of SnackCo Canada or its direct or indirect subsidiaries (including partnerships), in which case GroceryCo shall cause GroceryCo Canada to fulfill its indemnification obligations in the Canadian Transfer Agreement) relating to, arising out of or resulting from any of the following items (with corresponding credits for recovered or reimbursed payments):

(a) the GroceryCo Liabilities (other than any Business Liability Claim Deductible, subject to the limitations set forth in Section 5.3(c)); and

(b) any breach by any GroceryCo Entity of this Agreement or any of the Ancillary Agreements (other than the Supply Agreement, the Warehouse Agreement, the Tax Sharing Agreement and the Transition Services Agreements, each of which shall be subject to the provisions contained therein).

Section 5.3 Indemnification by SnackCo. Subject to Section 5.4, following the Distribution, SnackCo shall indemnify, defend and hold harmless GroceryCo, each GroceryCo Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GroceryCo Indemnified Parties”), from and against any and all Liabilities of the GroceryCo Indemnified Parties (except to the extent they are Liabilities of GroceryCo Canada or its direct or indirect subsidiaries (including partnerships), in which case SnackCo shall cause SnackCo Canada to fulfill its indemnification obligations in the Canadian Transfer Agreement) relating to, arising out of or resulting from any of the following items (with corresponding credits for recovered or reimbursed payments):

(a) the SnackCo Liabilities;

(b) any breach by any SnackCo Entity of this Agreement or any of the Ancillary Agreements (other than the Supply Agreement, the Warehouse Agreement, the Tax Sharing Agreement and the Transition Services Agreements, each of which shall be subject to the provisions contained therein); and

(c) any Business Liability Claim Deductible or Workers’ Compensation Liability (including the employer liability portion of a typical workers’ compensation policy) incurred by the GroceryCo Indemnified Parties arising out of any acts or events occurring or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution; provided, however, that the maximum amount for which SnackCo shall be required to pay to the GroceryCo Indemnified Parties pursuant to this Section 5.3(c) with respect to all Products Actions shall be $50 million in the aggregate.

Section 5.4 Notice and Payment of Direct Claims. If any GroceryCo Indemnified Party or any SnackCo Indemnified Party (an “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (an “Indemnifying Party”) under this Agreement or any Ancillary Agreement (other than in connection with any Action subject to Section 5.5), the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and, if then reasonably quantifiable, the amount for which the Indemnified Party reasonably believes it is or may be entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection within such 30-day period, the Indemnifying Party shall be deemed to have objected to such indemnity claim. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

Section 5.5 Third-Party Claims.

(a) Promptly after the earlier of receipt of (i) notice that any Person (other than a Taxing Authority (as defined in the Tax Sharing Agreement)) that is not a GroceryCo Entity or a SnackCo Entity (a “Third Party”) has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a Third Party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought (in whole or in part) under this Agreement or any Ancillary Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 5.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by the failure to give notice.

(b) With respect to any Third-Party Claim that is a Shared Liability:

(i) Upon the making of a Determination Request with respect to any Third-Party Claims, the applicable Indemnified Party shall assume the defense of such Third-Party Claim until a determination as to whether such Third-Party Claim is a Shared Liability. In the event of such assumption of defense, such Indemnified Party shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgement is made that such Indemnified Party is entitled to indemnification with respect to such Third-Party Claim; provided, that if such Third-Party Claim is determined to be a Shared Liability, such costs and expenses shall be shared as provided in Section 5.5(b)(ii). If it is determined or agreed that the Third-Party Claim is a Shared Liability, the Managing Party shall assume the defense of such Third-Party Claim as soon as reasonably practicable following such determination.

(ii) A party’s costs and expenses of assuming the defense of (subject to Section 5.5(b)(i)), and/or seeking to settle or compromise (subject to Section 5.5(b)(iv)), any Third-Party Claim that is a Shared Liability shall be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the parties with respect thereto.

(iii) The Managing Party shall consult with the Non-Managing Party prior to taking any action with respect to any Third-Party Claim that is a Shared Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non-financial) on the Non-Managing Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Non-Managing Party (or its Subsidiaries or Affiliates), and the Managing Party shall not take such action without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) The Managing Party shall promptly give notice to the Non-Managing Party regarding the substance of any settlement related discussions with respect to any Third-Party Claim that is a Shared Liability if (A) the Non-Managing Party is required to share in any significant aspect of the costs and expenses, proceeds or obligations resulting from such settlement or (B) the settlement can reasonably be expected to have a significant impact (financial or nonfinancial) on the Non-Managing Party. In such instances, the Managing Party shall not settle such Third-Party Claim without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(v) The Non-Managing Party shall cooperate, at the cost and expense of the Indemnifying Party, in a reasonable manner in the defense of any Third-Party Claim that is a Shared Liability.

(c) With respect to any Third-Party Claim that is or may be a Shared Insurance Liability, GroceryCo and SnackCo: (i) shall maintain open communications on the status of such claim; (ii) shall permit one another reasonable access to non-privileged information on such claim; and (iii) agree, upon exhaustion of the shared pool of insurance funds, to re-balance, at least annually, the insurance recovery for such Shared Insurance Liabilities to make each Group’s share of the insurance proceeds proportional to such Group’s share of the total amount paid in settlements and/or judgments by insurance and the parties with respect to such Shared Insurance Liabilities.

(d) With respect to any Third-Party Claim that is not a Shared Liability:

(i) Within 30 days after receipt of the notice given by the Indemnified Party pursuant to Section 5.5(a), the Indemnifying Party may either (A) assume and control the defense (including claims administration) of such Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party or (B) object to the claim for indemnification set forth in such notice; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds for the objection, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. Until such time as the Indemnifying Party has assumed the defense of such Third-Party Claim, the Indemnified Party shall have the right to control the defense of such Third-Party Claim. GroceryCo shall provide a copy of any notice under this Section 5.5(d)(i) with respect to any workers’ compensation claim or any claim with respect to a Business Liability Claim Deductible to the risk manager or designee of same at SnackCo.

(ii) If the Indemnifying Party has assumed the defense of a Third-Party Claim in accordance with Section 5.5(d)(i), the defense of the Indemnified Party shall be controlled by the Indemnifying Party and counsel retained by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party, and the Indemnifying Party may settle or compromise the Third-Party Claim without the prior consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any liability shall be admitted or any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Section 5.5, (A) in the event that a Business Liability Claim Deductible with respect to any Third-Party Claim has been paid, or there is a reasonable likelihood of exposure above the Business Liability Claim Deductible, then the party with exposure above the Business Liability Claim Deductible shall have the right to assume control of the defense and settlement of such Third-Party Claim and (B) with respect to any Products Action, the party reasonably likely to have the greater exposure shall have the right to control the defense and settlement of such Products Action from the commencement of such Products Action.

(iii) Where liability for an indemnification claim has been accepted under Section 5.5(d), (A) the Indemnified Party shall cooperate, at the cost and expense of the Indemnifying Party, in a reasonable manner in the defense of any Third-Party Claim for which the Indemnifying Party has acknowledged liability, (B) the Indemnifying Party shall, upon request from the Indemnifying Party, promptly pay to the Indemnified Party the amount of any expense, loss or other amount subject to indemnification resulting from the Third-Party Claim for which the Indemnifying Party has acknowledged liability and (C) the Indemnified Party may exercise any and all of its rights under applicable Law to collect that amount.

(iv) If there is a timely objection by the Indemnifying Party pursuant to Section 5.5(d)(i), the Indemnified Party shall be entitled to exercise any remedies available under Article VII for a determination as to whether the Indemnified Party may be entitled to indemnification. If it has been Finally Determined that the Indemnified Party is entitled to indemnification, the Indemnifying Party shall, upon request from the Indemnified Party, promptly pay to the Indemnified Party the amount of any expense, loss or other amount subject to indemnification resulting from the Third-Party Claim for which the Indemnifying Party’s responsibility has been so Finally Determined. If the Indemnified Party does not seek a determination pursuant to the immediately preceding sentence, then the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 30 days after such Third-Party Claim has been Finally Determined.

(v) The Indemnified Party shall take all necessary action to keep and maintain in force all insurance that applies to any claim for which indemnification is sought. The Indemnified Party shall also use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under insurance policies in force shall be paid to reduce the net exposure of the Indemnified Party.

Section 5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Each of GroceryCo (on behalf of itself and each other member of the GroceryCo Group) and SnackCo (on behalf of itself and each other member of the SnackCo Group) intends that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds and other amounts received that actually reduce the amount of the Liability for which indemnification is sought. Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnified Party will be reduced by any Insurance Proceeds and other amounts theretofore actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or other amounts therefor, then the Indemnified Party will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other amounts had been received, realized or recovered.

(b) In the case of any Shared Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Liability will be shared between the GroceryCo Group and the SnackCo Group in accordance with their respective Applicable Proportions, regardless of which Group may actually receive, realize or recover such Insurance Proceeds.

(c) An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions of this Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions of this Agreement. It is understood that the retention of the insurance policies by an Indemnifying Party or an Indemnified Party is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Liability or any other rights under any insurance policy by SnackCo, GroceryCo or any other Kraft Foods Inc. affiliated entity under any insurance policy for insurance coverage, defense, reimbursement, subrogation or otherwise.

(d) Upon indemnification of the Business Liability Claims Deductibles under this Agreement, the Indemnifying Party shall be subrogated to rights of the Indemnified Party against insurers or other Third Parties with respect to such indemnified amount. The Indemnified Party shall, upon request, provide a formal assignment of a claim against an insurer or other Third Party to the Indemnifying Party with respect to the indemnified amount or shall otherwise reasonably cooperate at the Indemnifying Party’s request and expense, with any attempt, by subrogation or otherwise, by the Indemnifying Party to recoup indemnified amounts from insurers or other Third Parties.

Section 5.7 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude any Indemnified Party from asserting any other rights or the Indemnified Party from seeking any and all other remedies against any Indemnifying Party, except that the remedies provided in this Article V shall be the exclusive remedy for claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), whether now or hereinafter in effect.

Section 5.8 Survival of Indemnities. The rights and obligations of each of GroceryCo or SnackCo and their respective Indemnified Parties under this Article V shall survive any party’s sale or other transfer of any Assets or businesses or assignment of any Liabilities.

ARTICLE VI

EXCHANGE OF INFORMATION; LITIGATION MANAGEMENT;

CONFIDENTIALITY

Section 6.1 Agreement for Exchange of Information. Prior to or as promptly as practicable after the Distribution and from time to time as reasonably requested by either party, the party receiving the request shall deliver to the requesting party: (a) any corporate books and records of any member of the requesting party’s Group in the possession of the party receiving the request or any member of its Group and (b) originals or copies of any corporate books and records of the Group of the party receiving the request that primarily relate to the requesting party’s business, its former businesses, its Assets or its Liabilities. From and after the Distribution, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the members of the requesting party’s Group; provided, however, that all such Information contained in such books, records or copies relating to the other party’s Group shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law. Each party will retain copies of any original books and records delivered to the other party pursuant to this Section 6.1; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the requesting party) relating to the requesting party’s Group shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law.

Section 6.2 Access to Information.

(a) In addition to the provisions set forth in Section 6.1 and except in the case of an adversarial Action or threatened adversarial Action by any member of one

Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), from and after the Distribution and upon reasonable notice, a member of either Group may request, on behalf of itself or its representatives, at the expense of the requesting party, reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution within the possession of any member of the other Group and to the personnel of any member of the other Group, in each case, to the extent such access relates to the requesting party or its businesses, its former businesses, its Assets or Liabilities, this Agreement or any Ancillary Agreement. In each case, the requesting party shall cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business. The party receiving the request shall have the right to deny access to the Information if such party determines in its good faith that the exchange of such Information is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege or attorney work product protection; provided, however, that the parties shall, and shall cause their respective Subsidiaries to, take all reasonable measures to permit the sharing of such Information in a manner that avoids any such harm or consequence. In the event access is granted to any Information in this Agreement or in the Ancillary Agreements to which access is restricted by Law or otherwise, the parties shall, and shall cause their respective Subsidiaries to, take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction not existed and the Distribution not occurred.

(b) Each of GroceryCo and SnackCo agrees that it will only process personal data (as defined by EU Directive 95/46/EC of 24 October 1995) provided to it by the members of the other Group in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each party agrees to provide reasonable assistance to the other party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other party and will not knowingly process such personal data in such a way to cause the other party to violate any of its obligations under any applicable privacy and data protection legislation

Section 6.3 Litigation Management and Support; Production of Witnesses.

(a) From and after the Distribution, GroceryCo (or an applicable member of the GroceryCo Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any GroceryCo Action, and SnackCo (or an applicable member of the SnackCo Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any SnackCo Action.

(b) Notwithstanding any provisions of Section 6.2 to the contrary, after the Distribution, each member of the GroceryCo Group and the SnackCo Group shall use reasonable best efforts to assist the other with respect to any Third-Party Claim or potential Third-Party Claim. In addition, any member of either Group shall have the right to request in writing that a member of the other Group make available for consultation or witness purposes, its directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the other party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting party believes any such persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. Upon such request, the affected members of the applicable Group shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance. Upon such determination, the requested party agrees to make the designated person or persons available to the requesting party upon reasonable notice to the same extent such requested party would have made such person available if the Distribution had not occurred. The requesting party agrees to cooperate with the requested party in giving consideration to such persons’ business demands.

Section 6.4 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, the party requesting Information, consulting or witness services under this Article VI shall reimburse the recipient for the reasonable and documented costs and expenses, if any, incurred in providing such Information, consulting or witness services to the requesting party.

Section 6.5 Retention of Records. Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each member of the GroceryCo Group and the SnackCo Group shall use its reasonable best efforts to retain, for the retention periods set forth in its record retention policy as in effect on the Distribution Date or as amended after the Distribution Date in accordance with the following sentence or such longer period as required by Law, this Agreement or the Ancillary Agreements, all Information in such party’s possession substantially relating to the other party or its businesses, its former businesses, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”). Each member of the GroceryCo Group or the SnackCo Group may amend its record retention policy after the Distribution Date so long as (a) the amended policy complies with applicable Law, (b) the amended policy treats the Retained Information in the same manner as such member’s other Information and (c) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Distribution on which such member would have been able to destroy such Retained Information under the policy in effect as of the Distribution. If any member of either Group amends its record retention policy in compliance with the preceding sentence in a manner that reduces the retention period for any Retained Information, it shall provide GroceryCo, in the case of any such amendment by a member of the SnackCo Group, or SnackCo, in the case of any such amendment by any member of the GroceryCo Group, written notice detailing the changes to the record retention policy, and the party receiving such notice and the members of its Group shall have the opportunity to obtain any Retained Information that would be eligible for destruction under the revised policy at least 90 days prior to the destruction of such Retained Information.

Section 6.6 Privileged Information. In furtherance of the rights and obligations of the parties set forth in this Article VI:

(a) Each of GroceryCo (on behalf of itself and the other members of the GroceryCo Group) and SnackCo (on behalf of itself and the other members of the SnackCo Group) acknowledges that: (i) each member of the GroceryCo Group and the SnackCo Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the GroceryCo Group or the SnackCo Group (“Litigation Matters”); (iii) members of the GroceryCo Group and the SnackCo Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of GroceryCo and SnackCo (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of GroceryCo and SnackCo agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other.

(c) Upon any member of the GroceryCo Group or the SnackCo Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise that requests disclosure of Privileged Information belonging to a member of the other Group, the recipient of the notice shall promptly provide to SnackCo, in the case of receipt by a member of the GroceryCo Group, or to GroceryCo, in the case of receipt by a member of the SnackCo Group, a copy of such notice, the intended response and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Article VII, the members of the GroceryCo Group and members of the SnackCo Group shall cooperate to assert all defenses to disclosure claimed, at the cost and expense of the members of the Group claiming such defenses to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been Finally Determined.

Section 6.7 Confidentiality.

(a) From and after the Distribution, each of the parties shall hold, and shall cause the other members of its Group to hold, in strict confidence, with at least the same degree of care that it applies to its own business sensitive and proprietary information, all Information concerning or belonging to the members of the other Group obtained by it prior to the Distribution or furnished to it by any member of the other Group pursuant to this Agreement or any Ancillary Agreement. Each of the parties shall not, and shall cause the other members of its Group not to, disclose any such Information to any other Person, except (i) to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a court, other Governmental Authority or, in the opinion of SnackCo’s or GroceryCo’s counsel (as the case may be), by other requirements of Law, but only after compliance with Section 6.7(b), (ii) to the extent such party can show that such Information was (A) in the public domain through no fault of such party or any member of such Group or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (B) later lawfully acquired from other sources by such party (or any member of such party’s Group), which sources are not themselves bound by a confidentiality obligation or (C) independently generated without reference to any proprietary or confidential Information of the disclosing party or the other members of its Group or (iii) to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information).

(b) Upon any member of the GroceryCo Group or the SnackCo Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise that requests disclosure of Information that is subject to the confidentiality provisions of this Section 6.7, the recipient of the notice shall promptly provide to SnackCo, in the case of receipt by a member of the GroceryCo Group, or to GroceryCo, in the case of receipt by a member of the SnackCo Group, a copy of such notice and an opportunity to seek reasonable protective arrangements. In the event that such appropriate protective arrangements are not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information.

(c) When any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will, and will cause the members of its Group to, promptly after request of the other party, use reasonable best efforts to destroy all such Information.

Section 6.8 Joint Defense. In the event that both a member of the SnackCo Group and a member of the GroceryCo Group are defendants in the same proceeding, upon reasonable request, the appropriate member or members of each such Group shall enter into a written joint defense agreement in a form reasonably acceptable to such parties.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Step Process. Any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof (a “Dispute”), shall be resolved: (a) first, by negotiation with the possibility of mediation as provided in Section 7.2; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 7.3. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 7.2 Negotiation and Mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve such Dispute by direct discussions and negotiation. If the parties to the Dispute agree, the parties may also attempt to resolve the Dispute by a mediation administered by the American Arbitration Association under its Commercial Mediation Procedures.

Section 7.3 Arbitration.

(a) If a Dispute is not resolved within 45 days after the service of a Dispute Notice, either party shall have the right to commence arbitration. In that event, the Dispute shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules. The place of arbitration shall be New York City, New York. Any Dispute concerning the propriety of the commencement of the arbitration shall be finally settled by such arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its Assets.

(b) The number of arbitrators shall be three. The claimant shall designate an arbitrator in its request for arbitration and the respondent shall designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they shall have 21 days to select the chair of the arbitral tribunal, and if they are unable to do so, the ICDR shall appoint the chair by use of the “list method.”

Section 7.4 Interim Relief. At any time during the resolution of a Dispute between the parties, either party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Section 7.5 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

Section 7.6 Expenses. Each party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 7.3, the non-prevailing party shall bear both parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees of any arbitrator).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Coordination with Ancillary Agreements; Conflicts.

(a) Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement. For the avoidance of doubt, the Tax Sharing Agreement shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the Tax Sharing Agreement.

(b) GroceryCo Canada and SnackCo Canada are entering into the Canadian Transfer Agreement addressing the parties’ respective rights and obligations with respect to certain of the matters addressed in this Agreement. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall effect, constitute or change the timing of (i) any transfer, assignment, conveyance or other disposition of, or any amendment, modification, supplement or other change of or to, any right, title, interest or benefit in any Asset owned or held by GroceryCo Canada, SnackCo Canada or any of their direct or indirect subsidiaries (including partnerships), or (ii) any transfer, assumption, forgiveness or release of, or any amendment, modification, supplement or other change of or to, any Liabilities of GroceryCo Canada, SnackCo Canada or of any of their direct or indirect subsidiaries (including partnerships). It is intended that (x) as a result of the Internal Reorganization, none of GroceryCo Canada, SnackCo Canada or any of their direct or indirect subsidiaries (including partnerships) will have any agreements, arrangements, commitments or understandings that would otherwise be terminated under Section 2.3(a) or any intercompany receivables, payables, loans and other amounts that would otherwise be forgiven under Section 2.3(c), and (y) the Canadian Transfer Agreement will be drafted in a manner to be consistent with and implement the concepts that are described and implemented in this Agreement as they relate to the Assets and Liabilities of GroceryCo Canada, SnackCo Canada and their direct and indirect subsidiaries (including partnerships).

Section 8.2 Expenses. SnackCo shall be responsible for all fees, costs and expenses paid or incurred by any member of either Group to the extent accrued prior to the

Distribution in connection with the Separation and the Distribution and the performance of this Agreement and any Ancillary Agreement, whether performed by a Third Party or internally. Except as expressly set forth in this Agreement or in any Ancillary Agreement, to the extent not accrued prior to the Distribution, all fees, costs and expenses paid or incurred in connection with the Separation and the Distribution and the performance of this Agreement and any Ancillary Agreement, whether performed by a Third Party or internally, will be paid by the party incurring such fees or expenses. For the avoidance of doubt, to the extent not accrued prior to the Distribution (a) SnackCo will be responsible for any transfer fees (including any pricing increases) related to the transfer of any SnackCo Assets to any member of the SnackCo Group (including all fees and expenses payable by a member of either Group in connection with the transfer of any Assets pursuant to clause (d) of the definition of “SnackCo Assets”) and the cost of any replacement for any Asset that is not a SnackCo Asset and (b) GroceryCo will be responsible for any fees to NASDAQ and any transfer fees (including any pricing increases) related to the transfer of any GroceryCo Assets to any member of the GroceryCo Group (including all fees and expenses payable by a member of either Group in connection with the transfer of any Assets pursuant to clause (d) of the definition of “GroceryCo Assets”) and the cost of any replacement for any Asset that is not a GroceryCo Asset.

Section 8.3 Termination. This Agreement and any Ancillary Agreement may be terminated by the Kraft Foods Board, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, no party (or any member of its Group or any of its or their respective directors or officers) shall have any Liability or further obligation to any other party (or any member of its Group) with respect to this Agreement or such Ancillary Agreement.

Section 8.4 Amendment and Modification. This Agreement and the Ancillary Agreements may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto or thereto, as applicable.

Section 8.5 Waiver. No failure or delay of any party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties (and the other members of their respective Groups) under this Agreement or any Ancillary Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder or thereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to SnackCo or any other SnackCo Entity, to:

Kraft Foods, Inc.

Attention: Office of the General Counsel

Facsimile:

(ii)	if to GroceryCo or any other GroceryCo Entity, to:

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Office of the General Counsel

Facsimile:

Section 8.7 Interpretation. When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule, Annex or Exhibit is attached, as applicable. All Schedules, Annexes and Exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

Section 8.8 Entire Agreement. This Agreement and the Ancillary Agreements and the Annexes, Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. None of this Agreement or any of the Ancillary Agreements shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby and thereby other than those expressly set forth in this Agreement or any of the Ancillary Agreements or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement or any Ancillary Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby or thereby unless and until this Agreement or such Ancillary Agreement, as applicable, shall have been executed and delivered by each of the parties.

Section 8.9 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnified Party, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and such Ancillary Agreements and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or the Ancillary Agreements.

Section 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 8.11 Assignment. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party to the agreement being so assigned or delegated, and any such assignment without such prior written consent shall be null and void. If any party to this Agreement or any Ancillary Agreement (or any of its successors or permitted assigns) (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and/or Assets to any Person, then, and in each such case, the party (or its successors or permitted assigns, as applicable) shall ensure that such Person assumes all of the obligations of such party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements, in which case the consent described in the previous sentence shall not be required.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or any Ancillary Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or such Ancillary Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement or any of the Ancillary Agreements.

Section 8.13 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other party hereto or thereto.

Section 8.14 Facsimile Signature. This Agreement and each Ancillary Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.15 Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment shall accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

Section 8.16 Parties’ Obligations. Except as expressly provided in this Agreement or any Ancillary Agreement, each of GroceryCo (on behalf of itself and the other members of the GroceryCo Group) and SnackCo (on behalf of itself and the other members of the SnackCo Group) acknowledges and agrees that a party’s obligations under this Agreement shall include obligations of each member of its respective Group and each of its and their respective employees. Each of GroceryCo and SnackCo agrees to cause the members of its Group to take any action or refrain from taking any action required of such members under this Agreement and any Ancillary Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

KRAFT FOODS INC.

By:
Name:
Title:

KRAFT FOODS GROUP, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Schedule 1.2(1): Covered GroceryCo Employees

Schedule 1.2(2): Covered SnackCo Employees

Schedule 1.2(3): GroceryCo Covered IP Trademark Licenses

Schedule 1.2(4): SnackCo Covered IP Trademark Licenses

Schedule 1.2(5): GroceryCo Assets

Schedule 1.2(6): GroceryCo Equity Interests

Schedule 1.2(7): GroceryCo U.S. SKUs

Schedule 1.2(8): GroceryCo Canada & N.A. Business

Schedule 1.2(9): Excluded Export Brands

Schedule 1.2(10): GroceryCo Group

Schedule 1.2(11): GroceryCo Liabilities

Schedule 1.2(12): GroceryCo Group Indebtedness

Schedule 1.2(13): Certain Information Statement Information

Schedule 1.2(14): SnackCo Known Environmental Liabilities

Schedule 1.2(15): GroceryCo Properties

Schedule 1.2(16): Discontinued GroceryCo Businesses

Schedule 1.2(17): Known Environmental Liabilities

Schedule 1.2(18): Unclaimed Property Audit

Schedule 1.2(19): SnackCo Assets

Schedule 1.2(20): SnackCo Equity Interests

Schedule 1.2(21): SnackCo Liabilities

Schedule 1.2(22): SnackCo Group Indebtedness

Schedule 1.2(23): Information Statement

Schedule 1.2(24): SnackCo Properties

Schedule 1.2(25): Discontinued SnackCo Businesses

Schedule 2.3(b)(iii): Surviving Agreements

Schedule 2.7(b): Credit Support Instruments